Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2022 Financial Results

Delivered Strong Earnings Growth in Global Lifestyle and Improved Performance in Global Housing
Sustained Strong Balance Sheet and Capital Return

ATLANTA, February 7, 2023 — Assurant, Inc. (NYSE: AIZ), a leading global business services company that supports, protects and connects major consumer purchases, today reported results for the fourth quarter and full-year ended December 31, 2022.

“In 2022, we continued to execute on our vision to be the leading global business services provider supporting the advancement of the connected world. We delivered high single-digit growth in Global Lifestyle, while taking decisive actions in Global Housing to simplify our business and improve financial results,” said Assurant President and CEO Keith Demmings. “I am especially pleased with our strong fourth quarter segment results, which demonstrate our focus on driving outperformance over the long term. We also acted with urgency to mitigate the impact of global macroeconomic headwinds by streamlining our real estate footprint and increasing efficiency in our organizational structure, all while strengthening the business for the future through targeted investments in key product offerings and capabilities to sustain our competitive advantage.”

“For 2023, we expect our business to grow Adjusted EBITDA by low single-digits, excluding catastrophe losses, as we realize the benefits from our Global Housing transformation and continue to expand market share within Global Lifestyle. While we expect macroeconomic headwinds to persist near-term, we remain well-positioned to drive long-term shareholder value,” Demmings added.

Note: The metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined.

(Unaudited)	Q4'22	Q4'21	Change	12M'22	12M'21	Change
$ in millions, except per share data
GAAP net income	68.1	124.0	(45)%	276.6	602.9	(54)%
Adjusted EBITDA[1]	274.2	252.5	9%	956.2	965.9	(1)%
Adjusted EBITDA, ex. reportable catastrophes[2]	296.3	257.0	15%	1,128.3	1,121.5	1%

GAAP net income per diluted share	1.27	2.15	(41)%	5.05	10.03	(50)%
Adjusted earnings per diluted share[3]	3.23	2.81	15%	11.13	10.24	9%
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	3.56	2.87	24%	13.61	12.28	11%
Note: Effective January 1, 2023, the company realigned the composition of its reportable segments to correspond with changes to its Global Housing operating structure. As a result, the Global Housing segment is now comprised of two key lines of business, Homeowners, and Renters and Other. Certain specialty products, mainly the Leased and Financed business, previously included in the Global Housing segment will now be reported in Global Lifestyle to better align with the company’s go-to-market strategy. This realignment has no impact on the company's consolidated results and will be reflected beginning with first quarter 2023 reporting. More information on these changes and a full reconciliation of certain historical revised key measures of performance and metrics can be found in the fourth quarter 2022 Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx.

References to net income, including to net income per diluted share, throughout this press release refer to net income from continuing operations. Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section.

Full-Year 2022 Summary
•GAAP net income decreased 54 percent to $276.6 million versus prior year period, while net income per diluted share decreased 50 percent to $5.05
•Adjusted EBITDA, excluding reportable catastrophes2, increased 1 percent to $1,128.3 million, or 3 percent on a constant currency basis5
•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 11 percent to $13.61
•Holding company liquidity was $446 million
•Share repurchases and common stock dividends totaled $718 million, including the return of net proceeds from the sale of Global Preneed

2023 Outlook
The company expects:
•Adjusted EBITDA, excluding reportable catastrophes6, to increase low single-digits, driven by improved performance in Global Housing and more modest growth in Global Lifestyle.
•Adjusted earnings, excluding reportable catastrophes, per diluted share6, growth rate to be lower than Adjusted EBITDA growth due to increased depreciation expense and a higher effective tax rate.

Note: The metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

Fourth Quarter and Full-Year 2022 Consolidated Results

(Unaudited)	Q4'22	Q4'21	Change	12M'22	12M'21	Change
$ in millions

GAAP net income	68.1	124.0	(45)%	276.6	602.9	(54)%

Adjusted EBITDA
Global Lifestyle	166.1	156.1	6%	753.4	702.1	7%
Global Housing	135.3	121.9	11%	302.0	357.1	(15)%
Corporate and Other	(27.2)	(25.5)	(7)%	(99.2)	(93.3)	(6)%
Adjusted EBITDA[1]	274.2	252.5	9%	956.2	965.9	(1)%
Reportable catastrophes	22.1	4.5		172.1	155.6
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[2]	166.1	156.3	6%	752.8	702.6	7%
Global Housing[2]	157.4	126.2	25%	474.7	512.2	(7)%
Corporate and Other	(27.2)	(25.5)	(7)%	(99.2)	(93.3)	(6)%
Adjusted EBITDA, ex. reportable catastrophes[2]	296.3	257.0	15%	1,128.3	1,121.5	1%
Note: Adjusted EBITDA of the Global Lifestyle, Global Housing and Corporate and Other segments is the segment measure of profitability in our GAAP financial statements and includes reportable catastrophes. Additional details regarding key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

Fourth Quarter 2022 Consolidated Results
•GAAP net income decreased 45 percent to $68.1 million, compared to fourth quarter 2021 of $124.0 million. The decline was primarily due to a $41.8 million after-tax charge related to the company’s previously announced restructuring plan, as well as net unrealized losses from Assurant Ventures.

•GAAP net income per diluted share decreased 41 percent to $1.27 compared to fourth quarter 2021 of $2.15. The decrease was primarily driven by the factors noted above.

•Adjusted EBITDA1 increased 9 percent compared to the prior year period, as growth in segment earnings was partially offset by $17.6 million of higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 15 percent to $296.3 million, or 19 percent on a constant currency basis5, primarily due to improved profitability from lender-placed insurance in Global Housing, as well as higher contributions from Connected Living in Global Lifestyle.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 24 percent to $3.56, primarily from higher segment earnings as noted above, and prior period share repurchases.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $2.54 billion compared to $2.48 billion in fourth quarter 2021,

up 3 percent or 5 percent on a constant currency basis5, mainly from Global Automotive growth within Global Lifestyle and increases in lender-placed within Global Housing.

Full-Year 2022 Consolidated Results

•GAAP net income decreased 54 percent to $276.6 million, compared to full-year 2021 net income of $602.9 million. The decline was primarily driven by a net decrease in unrealized gains to unrealized losses from Assurant Ventures, net realized losses from sales of fixed maturity securities in 2022, and a decrease from non-core operations.

•GAAP net income per diluted share decreased 50 percent to $5.05, compared to full-year 2021 of $10.03. The decrease was primarily driven by the factors noted above.

•Adjusted EBITDA1 decreased 1 percent compared to the prior year period, primarily due to $16.5 million of higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 1 percent to $1,128.3 million, or 3 percent on a constant currency basis5, as growth in Global Lifestyle was partially offset by a decline in Global Housing, mainly from higher non-catastrophe loss experience including higher claims severity related to inflation.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 11 percent to $13.61, mainly driven by share repurchases, including the return of net proceeds from the sale of Global Preneed, as well as lower tax expenses, including a $9 million one-time benefit in first quarter 2022.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $9.95 billion compared to $9.68 billion for the prior year period, up 3 percent, or 4 percent on a constant currency basis5, primarily due to Global Automotive growth within Global Lifestyle as well as lender-placed growth within Global Housing.

Global Lifestyle

$ in millions	Q4'22	Q4'21	Change	12M'22	12M'21	Change
Adjusted EBITDA	166.1	156.1	6%	753.4	702.1	7%
Net earned premiums, fees and other income	2,002.6	1,983.1	1%	7,936.1	7,740.1	3%

•Adjusted EBITDA increased 6 percent compared to the fourth quarter 2021, or 12 percent on a constant currency basis5. The increase was driven by Connected Living and higher net investment income, partially offset by weaker performance in Asia Pacific and Europe, including the unfavorable impact of foreign exchange, as well as an increase in claims costs within Global Automotive. Connected Living benefited from reduced mobile service and repair expenses compared to the prior year period and a modest increase in North American mobile subscribers.

Full-year 2022 Adjusted EBITDA increased 7 percent compared to 2021, or 11 percent on a constant currency basis5. The increase was driven by growth across U.S. Connected Living and Global Automotive, partially offset by weaker performance in Europe and Asia Pacific, including the unfavorable impact of foreign exchange. Growth in Connected Living reflected increased mobile subscribers in North America and more favorable mobile loss experience. Global Automotive increased primarily from higher investment income and favorable loss experience in select ancillary products. For the year, segment results included $24.1 million of income from real estate and a $11.2 million one-time client contract benefit.

•Net earned premiums, fees and other income increased 1 percent compared to fourth quarter 2021, or 3 percent on a constant currency basis5, compared to fourth quarter 2021, driven by strong prior period sales in Global Automotive. Connected Living decreased mainly from runoff mobile programs, partially offset by mobile subscriber growth in North America.

Full-year 2022 net earned premiums, fees and other income increased 3 percent compared to 2021, or 4 percent on a constant currency basis5, primarily due to the factors noted above. In-store mobile service and repair contributed $148.4 million of fee income, and as previously announced, is not expected to continue in 2023.
Global Housing

$ in millions	Q4'22	Q4'21	Change	12M'22	12M'21	Change
Adjusted EBITDA	135.3	121.9	11%	302.0	357.1	(15)%
Reportable catastrophes	22.1	4.3		172.7	155.1
Adjusted EBITDA, ex. reportable catastrophes[2]	157.4	126.2	25%	474.7	512.2	(7)%
Net earned premiums, fees and other income	544.6	493.8	10%	2,010.4	1,941.4	4%
•Adjusted EBITDA increased 11 percent compared to the fourth quarter 2021 due to the factors described below, partially offset by a $17.8 million increase in reportable catastrophes from winter storms and Hurricane Nicole. Excluding reportable catastrophes, Adjusted EBITDA2 increased 25 percent primarily due to higher average insured values, premium rates and lender-placed policies in-force. In addition, the segment benefited from ongoing expense initiatives. The increase was partially offset by $14.8 million of higher non-catastrophe loss experience across all major products and increased catastrophe reinsurance costs.

Full-year 2022 Adjusted EBITDA decreased 15 percent compared to 2021 primarily driven by $17.6 million of higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 decreased 7 percent due to declines in multifamily housing and specialty products mainly from higher non-catastrophe loss experience. Lender-placed increased modestly, as strong revenue growth and improved profitability in fourth quarter more than offset higher non-catastrophe loss experience throughout the year. Global Housing results were also impacted by increased catastrophe reinsurance costs.

•Net earned premiums, fees and other income growth accelerated in the quarter, increasing 10 percent year-over-year, largely from lender-placed. This was driven by higher average insured values, premium rates and policies in-force, including contributions from a new client onboarded in the quarter.

Full-year 2022 net earned premiums, fees and other income increased 4 percent compared to the prior year 2021, primarily due to the factors noted above.

Corporate and Other

$ in millions	Q4'22	Q4'21	Change	12M'22	12M'21	Change
Adjusted EBITDA	(27.2)	(25.5)	(7)%	(99.2)	(93.3)	(6)%
•Adjusted EBITDA loss increased in fourth quarter 2022 compared to the prior year period, primarily driven by lower investment income.

Full-year 2022 Adjusted EBITDA loss increased compared to the prior year 2021, primarily driven by lower investment income and higher employee-related and third-party expenses.

Holding Company Liquidity Position
•Holding company liquidity totaled $446 million as of December 31, 2022, or $221 million above the company’s targeted minimum level of $225 million.

Dividends paid by operating segments to the holding company in fourth quarter 2022 totaled $89 million. In addition to quarterly interest and Corporate and Other expenses, the company had $81 million of outflows primarily related to the previously disclosed acquisitions within its commercial equipment business.

For full-year 2022, dividends paid by operating segments to the holding company totaled $550 million.

•Share repurchases and common stock dividends totaled $51 million in fourth quarter 2022. During fourth quarter 2022, Assurant repurchased 90 thousand shares of common stock for $13 million and paid $38 million in common stock dividends. From January 1 through February 3, 2023, the company repurchased no shares, with $274 million remaining under the current repurchase authorization.

For full-year 2022, share repurchases and common stock dividends totaled $718 million. Assurant repurchased 3.3 million shares of common stock for $568 million and paid $150 million in common stock dividends.

2023 Company Outlook6
Note: The company’s 2023 outlook corresponds to the new composition of its segments effective January 1, 2023, with no impact on consolidated results. The metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

$ in millions, except per share data	FY 2022	2023 Outlook[6]
Adjusted EBITDA, ex. reportable catastrophes[2]	1,128.3	Low single-digit growth
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	$13.61	Lower growth rate than Adjusted EBITDA, ex. reportable catastrophes

Based on current market conditions, for full-year 2023, the company expects:

•Adjusted EBITDA, excluding reportable catastrophes, to increase by low single-digits, with results improving as the year progresses, led by improved performance in Global Housing and more modest growth in Global Lifestyle.
◦Global Housing Adjusted EBITDA, excluding reportable catastrophes, is expected to grow from revised 2022 results of $417.4 million. Growth to be driven by improved performance in Homeowners reflecting higher lender-placed net earned premiums along with expense savings to be realized over the course of the year. Higher 2023 catastrophe reinsurance program costs as well as continued elevated non-catastrophe loss experience across all lines of business, particularly in the first half of 2023, are expected to impact the segment.
◦Global Lifestyle Adjusted EBITDA, is expected to grow modestly from revised 2022 results of $809.4 million. Modest growth to be driven by Connected Living and Global Automotive, including contributions from new and existing client programs and expense savings realized over the course of the year. Lower contributions from international, including the impact of continued foreign exchange headwinds, are expected to pressure results particularly in the first half of 2023.
◦Corporate and Other Adjusted EBITDA loss is expected to be approximately $105 million as the company continues to drive expense leverage.

•Adjusted earnings, excluding reportable catastrophes, per diluted share growth rate is expected to be lower than Adjusted EBITDA, excluding reportable catastrophes growth due to higher depreciation expense of approximately $114 million and a higher effective tax rate of approximately 22 to 24 percent, following a $9 million benefit in 2022. Interest expense is expected to be approximately $110 million, in-line with 2022.

•Business segment dividends to approximate 65% of segment Adjusted EBITDA, including reportable catastrophes, which takes into account the previously announced restructuring plan. This is subject to the business and investment portfolio performance, and rating agency and regulatory capital requirements.

•Given market conditions, capital deployment priorities to focus on maintaining a strong financial position, supporting organic growth and paying common stock dividends, subject to Board approval. In light of the continued uncertain macroeconomic environment, the company will look to preserve capital deployment flexibility near-term, and therefore, expects any share repurchases would occur in the second half of the year. As visibility in the broader environment improves, the company is committed to re-evaluate overall levels and timing of capital deployment.

Earnings Conference Call
The fourth quarter and full year 2022 earnings conference call and webcast will be held on Wednesday, February 8, 2023 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website:
https://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global business services company that supports, protects and connects major consumer purchases. A Fortune 500 company with a presence in 21 countries, Assurant supports the advancement of the connected world by partnering with the world’s leading brands to develop innovative solutions and to deliver an enhanced customer experience through mobile device solutions, extended service contracts, vehicle protection services, renters insurance, lender-placed insurance products and other specialty products.

Learn more at assurant.com or on Twitter @Assurant.

Media Contacts:
Linda Recupero

Senior Vice President, Global Enterprise Communications
Phone: 201.519.9773
linda.recupero@assurant.com

Stacie Sherer
Vice President, Corporate Communications
Phone: 917.420.0980
stacie.sherer@assurant.com
Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations and Sustainability
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements in this news release and its exhibits, including our outlook, business and financial plans and any statements regarding the company’s anticipated future financial performance, business prospects, growth and operating strategies and similar matters, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “objective,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
i.the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if those parties face financial, reputational or regulatory issues;
ii.significant competitive pressures, changes in customer preferences and disruption;
iii.the failure to execute our strategy, including through the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
iv.the failure to find suitable acquisitions at attractive prices, integrate acquired businesses or divest of non-strategic businesses effectively or identify new areas for organic growth;
v.our inability to recover should we experience a business continuity event;
vi.the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;

vii.risks related to our international operations;
viii.declines in the value and availability of mobile devices, and export compliance or other risks in our mobile business;
ix.our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
x.risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
xi.the impact of catastrophe and non-catastrophe losses, including as a result of the current inflationary environment and climate change;
xii.negative publicity relating to our business, industry or clients;
xiii.the impact of general economic, financial market and political conditions and conditions in the markets in which we operate, including the current inflationary environment;
xiv.the adequacy of reserves established for claims and our inability to accurately predict and price for claims and other costs;
xv.a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;
xvi.fluctuations in exchange rates, including in the current environment;
xvii.an impairment of goodwill or other intangible assets;
xviii.the failure to maintain effective internal control over financial reporting;
xix.unfavorable conditions in the capital and credit markets;
xx.a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
xxi.an impairment in the value of our deferred tax assets;
xxii.the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
xxiii.the credit risk of some of our agents, third-party administrators and clients;
xxiv.the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
xxv.limitations in the analytical models we use to assist in our decision-making;
xxvi.the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;
xxvii.breaches of our information technology systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyberattacks and as a result of working remotely;
xxviii.the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection and tax;
xxix.the impact of litigation and regulatory actions;
xxx.reductions or deferrals in the insurance premiums we charge;
xxxi.changes in insurance, tax and other regulations, including the Inflation Reduction Act of 2022;
xxxii.volatility in our common stock price and trading volume; and
xxxiii.employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission, including the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)Assurant uses Adjusted EBITDA as an important measure of the company’s operating performance. Assurant defines Adjusted EBITDA as net income from continuing operations, excluding net realized losses (gains) on investments and fair value changes to equity securities, COVID-19 direct and incremental expenses, loss on extinguishment of debt, non-core operations, net income (loss) attributable to non-controlling interests, interest expense, provision (benefit) for income taxes, depreciation expense, amortization of purchased intangible assets, restructuring costs related to strategic exit activities (outside of normal periodic restructuring and cost management activities), as well as other highly variable or unusual items. The company believes this metric provides investors with an important measure of the company’s operating performance because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. The comparable GAAP measure is net income from continuing operations. See Note 2 below for a full reconciliation.
(2)Adjusted EBITDA, Excluding Reportable Catastrophes: Assurant uses Adjusted EBITDA (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s performance. The company believes this metric provides investors with an important measure of the company’s performance for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2022	2021	2022	2021
GAAP net income from continuing operations	$68.1	$124.0	$276.6	$602.9
Less:
Interest expense	27.9	27.1	108.3	111.8
Provision for income taxes	28.2	34.6	73.3	168.4
Depreciation expense	21.6	21.4	86.3	73.8
Amortization of purchased intangible assets	17.8	15.8	69.7	65.8
Adjustments, pre-tax:
Net realized losses (gains) on investments and fair value changes to equity securities	13.5	(5.0)	179.7	(128.2)
COVID-19 direct and incremental expenses	1.1	2.8	4.7	10.0
Loss on extinguishment of debt	—	—	0.9	20.7
Non-core operations	34.4	11.8	79.5	14.4
Restructuring costs	52.9	6.8	53.1	11.8
Other adjustments(1)	8.7	13.2	24.1	14.5
Adjusted EBITDA	274.2	252.5	956.2	965.9
Reportable catastrophes	22.1	4.5	172.1	155.6
Adjusted EBITDA, excluding reportable catastrophes	$296.3	$257.0	$1,128.3	$1,121.5
(1)Additional details about the components of Other adjustments and other key financial metrics throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(UNAUDITED)	4Q 2022		4Q 2021
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$166.1	$135.3	$156.1	$121.9
Reportable catastrophes	—	22.1	0.2	4.3
Adjusted EBITDA, excluding reportable catastrophes	$166.1	$157.4	$156.3	$126.2

(UNAUDITED)	12 Months 2022		12 Months 2021
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$753.4	$302.0	$702.1	$357.1
Reportable catastrophes	(0.6)	172.7	0.5	155.1
Adjusted EBITDA, excluding reportable catastrophes	$752.8	$474.7	$702.6	$512.2

(3)Adjusted Earnings per Diluted Share: Assurant uses Adjusted earnings per diluted share as an important measure of the company’s stockholder value. Assurant defines Adjusted earnings per diluted share as net income from continuing operations, excluding net realized losses (gains) on investments and fair value changes to equity securities, amortization of purchased intangible assets, COVID-19 direct and incremental expenses, loss on extinguishment of debt, non-core operations, net income (loss) attributable to non-controlling interests, restructuring costs related to strategic exit activities (outside of normal periodic restructuring and cost management activities), as well as other highly variable or unusual items, plus any dilutive preferred stock dividends, divided by the weighted average diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted earnings, revenue generated from such intangible assets is included within the revenue in determining Adjusted earnings. The comparable GAAP measure is net income from continuing operations per diluted share, defined as net income from continuing operations plus any dilutive preferred stock dividends less net income from non-controlling interests, divided by the weighted average diluted shares outstanding. See Note 4 below for a full reconciliation.

(4)Adjusted Earnings, Excluding Reportable Catastrophes, per Diluted Share: Assurant uses Adjusted earnings, excluding reportable catastrophes, per diluted share (each as defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations per diluted share (defined above).

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2022	2021	2022	2021
GAAP net income from continuing operations	$68.1	$124.0	$276.6	$602.9
Adjustments, pre-tax:
Net realized losses (gains) on investments and fair value changes to equity securities	13.5	(5.0)	179.7	(128.2)
Amortization of purchased intangible assets	17.8	15.8	69.7	65.8
COVID-19 direct and incremental expenses	1.1	2.8	4.7	10.0
Loss on extinguishment of debt	—	—	0.9	20.7
Non-core operations	34.4	11.8	79.5	14.4
Restructuring costs	52.9	8.1	53.1	13.1
Other adjustments	8.7	14.2	24.1	18.2
Benefit for income taxes	(22.7)	(9.6)	(78.8)	(1.3)
Preferred stock dividends	—	—	—	(4.7)
Adjusted earnings	173.8	162.1	609.5	610.9
Reportable catastrophes, pre-tax	22.1	4.5	172.1	155.6
Tax impact of reportable catastrophes	(4.7)	(0.9)	(36.2)	(32.7)
Adjusted earnings, excluding reportable catastrophes	$191.2	$165.7	$745.4	$733.8

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2022	2021	2022	2021
GAAP net income from continuing operations per diluted share(1)	$1.27	$2.15	$5.05	$10.03
Adjustments, pre-tax:
Net realized losses (gains) on investments and fair value changes to equity securities	0.25	(0.09)	3.28	(2.14)
Amortization of purchased intangible assets	0.33	0.28	1.27	1.10
COVID-19 direct and incremental expenses	0.02	0.05	0.08	0.17
Loss on extinguishment of debt	—	—	0.02	0.34
Non-core operations	0.63	0.21	1.45	0.23
Restructuring costs	0.99	0.14	0.97	0.22
Other adjustments	0.16	0.24	0.45	0.31
Benefit for income taxes	(0.42)	(0.17)	(1.44)	(0.02)
Adjusted earnings, per diluted share	3.23	2.81	11.13	10.24
Reportable catastrophes, pre-tax	0.41	0.08	3.14	2.59
Tax impact of reportable catastrophes	(0.08)	(0.02)	(0.66)	(0.55)
Adjusted earnings, excluding reportable catastrophes, per diluted share	$3.56	$2.87	$13.61	$12.28
(1)Information on the share counts used in the per share calculations throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(5)Constant Currency: Represents a non-GAAP financial measure. Excludes the impact of changes in foreign currency exchange rates used in the translation of the income statement because they can be volatile. These amounts are calculated by translating the comparable prior period results at the weighted average foreign currency exchange rates used in the current period, and it excludes the impact of foreign exchange transaction gains (losses) associated with the remeasurement of non-

functional currencies. The company believes this information allows investors to identify the significance of changes in foreign currency exchange rates in period-to-period comparisons.

(UNAUDITED)	Constant Currency
	4Q 2022	12 Months 2022
Percentage change in Global Lifestyle and Global Housing net earned premiums, fees and other income:
Including FX impact	2.8%	2.7%
FX impact	(1.8)%	(1.5)%
Excluding FX impact	4.6%	4.2%

Percentage change in Global Lifestyle net earned premiums, fees and other income:
Including FX impact	1.0%	2.5%
FX impact	(2.2)%	(1.8)%
Excluding FX impact	3.2%	4.3%

Percentage change in GAAP net income from continuing operations, including FX impact	(45.1)%	(54.1)%
Percentage change in Adjusted EBITDA, including FX impact	8.6%	(1.0)%
Percentage change in Adjusted EBITDA, excluding reportable catastrophes:
Including FX impact	15.3%	0.6%
FX impact	(3.3)%	(2.4)%
Excluding FX impact	18.6%	3.0%

Percentage change in Global Lifestyle Adjusted EBITDA:
Including FX impact	6.4%	7.3%
FX impact	(5.5)%	(3.8)%
Excluding FX impact	11.9%	11.1%

(6)The metrics included within the company’s outlook each constitute forward-looking information and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile such forward-looking information to the most comparable GAAP measure, the probable significance of which cannot be determined. The company is able to quantify a full-year estimate of interest expense, depreciation expense and amortization of purchased intangible assets, each on a pre-tax basis, which are expected to be approximately $110 million, $114 million and $71 million, respectively. Many of the other GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three and Twelve Months Ended December 31, 2022 and 2021

	4Q		12 Months
	2022	2021	2022	2021
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,262.9	$2,175.8	$8,765.3	$8,572.1
Fees and other income	301.1	314.9	1,243.3	1,172.9
Net investment income	102.3	79.2	364.1	314.4
Net realized (losses) gains on investments and fair value changes to equity securities	(13.5)	5.0	(179.7)	128.2
Total revenues	2,652.8	2,574.9	10,193.0	10,187.6
Benefits, losses and expenses
Policyholder benefits	599.3	517.7	2,359.8	2,201.9
Underwriting, selling, general and administrative expenses	1,921.5	1,871.5	7,366.3	7,081.9
Goodwill impairment	7.8	—	7.8	—
Interest expense	27.9	27.1	108.3	111.8
Loss on extinguishment of debt	—	—	0.9	20.7
Total benefits, losses and expenses	2,556.5	2,416.3	9,843.1	9,416.3
Income from continuing operations before provision for income taxes	96.3	158.6	349.9	771.3
Provision for income taxes	28.2	34.6	73.3	168.4
Net income from continuing operations	68.1	124.0	276.6	602.9
Net income from discontinued operations	—	(3.1)	—	758.9
Net income	68.1	120.9	276.6	1,361.8
Less: Preferred stock dividends	—	—	—	(4.7)
Net income attributable to common stockholders	$68.1	$120.9	$276.6	$1,357.1

Net income from continuing operations per share:
Basic	$1.27	$2.16	$5.09	$10.11
Diluted	$1.27	$2.15	$5.05	$10.03

Common stock dividends per share	$0.70	$0.68	$2.74	$2.66

Share data:
Basic weighted average shares outstanding	53,415,238	57,274,878	54,371,531	59,140,861

Diluted weighted average shares outstanding	53,773,862	57,728,138	54,782,528	60,123,694

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At December 31, 2022 and December 31, 2021

	December 31,	December 31,
	2022	2021
	($ in millions)
Assets
Investments and cash and cash equivalents	$9,061.2	$10,712.4
Reinsurance recoverables	7,005.9	6,181.2
Deferred acquisition costs	9,677.1	8,811.0
Goodwill	2,603.0	2,571.6
Value of business acquired	262.8	583.4
Other assets	4,513.8	3,984.1
Assets held for sale	—	1,076.9
Total assets	$33,123.8	$33,920.6

Liabilities
Policyholder benefits and claims payable	$2,724.4	$2,018.0
Unearned premiums	19,802.4	18,623.7
Debt	2,129.9	2,202.5
Accounts payable and other liabilities	4,238.4	4,547.5
Liabilities held for sale	—	1,064.8
Total liabilities	28,895.1	28,456.5

Stockholders’ equity
Equity, excluding accumulated other comprehensive loss	5,214.9	5,614.1
Accumulated other comprehensive loss	(986.2)	(150.0)
Total equity	4,228.7	5,464.1
Total liabilities and equity	$33,123.8	$33,920.6